NAPSTER AND TOWER RECORDS JAPAN CREATE JOINT VENTURE TO LAUNCH NAPSTER JAPAN

Deal Combines Biggest Brand in Digital Music
With Number One Japanese Music Retailer

LOS ANGELES, CA, and TOKYO, Japan - (Aug. 3, 2005) - Napster (NASDAQ: NAPS), the biggest brand in digital music, and Tower Records Japan (“TRJ”), the leading music retailer in Japan, have announced a joint venture to launch Napster Japan in the territory within the next 12 months. The new venture will initially operate out of Tower’s Tokyo headquarters under the guidance of a dedicated board of directors chaired by TRJ CEO Hiroyuki Fushitani.

The announcement earmarks Japan as Napster’s next major market after the U.S., UK, Canada, and soon-to-be-launched Germany. This is the first time the digital music company has undertaken a joint venture to launch its award-winning service in a new territory.

“Our partnership with Tower Records Japan represents a significant development in the globalization of the digital music industry and one which will take Napster to a new level,” said Chris Gorog, Napster’s chairman and CEO. “Teaming with Japan’s number one music brand and retailer will help ensure Napster Japan reaches a mass audience with a service carefully tailored to local tastes and rich in Japanese repertoire.”

“The decision to partner with Napster was very simple,” said Hiroyuki Fushitani, Tower Records Japan’s CEO. “We believe subscription will be the digital music business model of the future and Napster Japan will expedite our entry into the digital music industry under the name of the most powerful and universally-recognized brand in the business.”

Under the terms of the exclusive Napster/TRJ joint venture, TRJ will contribute up to $7 million in cash and undertake additional funding obligations in exchange for an approximately 70% majority equity stake in Napster Japan. TRJ will also provide the majority of the management team, local music content and extensive marketing for the new service through its network of 108 retail stores, Web sites, music magazines and other TRJ promotional vehicles. Napster will provide up to $3 million in cash, plus its globally-recognized brand, comprehensive technology platform, massive music library and ongoing technology, operational and marketing support in exchange for a 30% minority equity stake in Napster Japan and guaranteed royalty income. Napster will have the right to appoint directors to the company’s Board and will have certain voting and other stockholder rights.

About Tower Records Japan Inc.
Tower Records Japan Inc. is the number one music brand in Japan. With 108 stores located throughout the country generating approximately $700 million in annual sales, TRJ is the country’s leading retailer of recorded music. TRJ also publishes leading music magazines that are circulated monthly to over 400,000 people and operates some of Japan’s most popular music Web sites that attract approximately two million users per month.

About Napster
Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and move an unlimited amount of songs to compatible MP3 players. Napster (www.napster.com) members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is currently available in the United States, Canada and the U.K. and is headquartered in Los Angeles with sales offices in New York, London and Frankfurt.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to Napster’s strategic relationship with Tower Records Japan, the success of the Napster service and the international expansion of the Napster service contain forward-looking statements that are subject to certain risks and uncertainties such as intense competition, the new and rapidly changing nature of the online music industry, failure to maintain strategic relationships, risks associated with governmental regulation and legal uncertainties, reliance on content provided by third parties and failure of the parties to enter into definitive agreements, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on  August 3, 2005, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

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Copyright © 2005 Napster, LLC. All rights reserved. Napster and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries.

Napster Contact:
Dana M. Harris
Sr. Director, Corporate Communications
(310) 281-5073
dana.harris@napster.com

Tower Records Japan Contact:
Tatsuro Yagawa / Tokiko Kida
Public Relations Group, Corporate Communications
Tel: +81(3)3496-5009
press@tower.co.jp